UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

April 13, 2017

FORESTAR GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33662	26-1336998
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6300 Bee Cave Road, Building Two, Suite 500, Austin, Texas 78746

(Address of principal executive offices, including zip code)

(512) 433-5200

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.       Entry into a Material Definitive Agreement.

Merger Agreement

On April 13, 2017, Forestar Group Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Terra Firma Merger Parent, L.P., a Delaware limited partnership (“Parent”), and Terra Firma Merger Sub, L.P., a Delaware limited partnership and a wholly owned subsidiary of Parent (“Merger Sub”).  Parent and Merger Sub are affiliates of Starwood Capital Group (“Starwood”).

Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, the Company will merge with and into Merger Sub (the “Merger”), with Merger Sub surviving the Merger as a wholly-owned subsidiary of Parent.

At the effective time of the Merger, each share of the Company’s common stock, par value $1.00 per share (“Company Common Stock”), issued and outstanding immediately prior to the effective time (other than shares owned by (i) the Company as treasury stock or by the Company or Parent or any direct or indirect wholly-owned subsidiary of either (which will be cancelled without any conversion), or (ii) stockholders who have properly exercised and perfected appraisal rights under Delaware law) will be converted into the right to receive $14.25 per share in cash, without interest (the “Per Share Merger Consideration”).

Subject to the terms of the Merger Agreement, at the effective time of the Merger, each award made or otherwise denominated in shares of the Company’s common stock (an “Equity Award”) that is outstanding immediately prior to the effective time of the Merger under the Company’s benefit plans shall be cancelled and of no further force or effect as of the effective time of the Merger. In exchange for the cancellation of such Equity Award, the holder of such Equity Award shall receive the Per Share Merger Consideration for each share of the Company’s common stock underlying such Equity Award (plus payment of cash of all accrued dividend equivalents, if any, with respect to such Equity Awards and, in the case of Equity Awards that are stock options or stock appreciation rights, less the aggregate exercise or strike price thereunder, but not less than $0), whether or not otherwise vested as of the effective time of the Merger. With respect to any such Equity Awards that vests upon the achievement of performance-based metrics, the number of shares of the Company’s common stock subject to such Equity Awards shall be determined pursuant to the terms set forth in the applicable award agreements.

Consummation of the Merger is subject to various closing conditions, including, among others, (i) adoption of the Merger Agreement by holders of a majority of the outstanding shares of the Company’s Common Stock entitled to vote on the Merger, (ii) the absence of any law or order prohibiting the Merger, (iii) the number of dissenting shares shall represent less than 20% of the shares of the Company’s common stock outstanding immediately prior to closing, (iv) the consummation of certain asset disposition transactions by the Company, and (v) the absence of a Company Material Adverse Effect, as defined in the Merger Agreement.

The parties to the Merger Agreement have each made customary representations and warranties. The Company has agreed to various covenants and agreements, including, among others, (i) the Company’s agreement to conduct its business in the ordinary course consistent with past practice during the period between the execution of the Merger Agreement and the closing of the Merger, and (ii) the Company’s agreement to not solicit proposals relating to alternative transactions to the Merger or engage in discussions or negotiations with respect thereto, subject to certain exceptions. Each of the Company, Parent and Merger Sub have agreed to various mutual covenants and agreements, including, among others, (x) each Party’s agreement to use reasonable best efforts to take all actions necessary to consummate and make effective the Merger as promptly as practicable, and (y) each Party’s agreement to give prompt notice to the other of the occurrence, or failure to occur, of any event, which occurrence or failure to occur is reasonably likely to cause failures of certain representations and warranties to be true and correct or to cause material failure to satisfy a covenant, condition, or agreement to be complied with under the Merger Agreement.

The Merger Agreement contains specified termination rights for the Company and Parent, including a mutual termination right in the event that the Merger is not consummated by October 10, 2017 (the “Outside Date”).

The Company must pay Parent a $20,000,000 termination fee if Parent terminates the Merger Agreement following a change of recommendation, or failure to reaffirm the recommendation, of the Merger by the Company’s board of directors (the “Board”), or if the Company terminates the Merger Agreement to enter into a definitive agreement with a third party with respect to a superior proposal, as set forth in, and subject to the conditions of, the Merger Agreement. Under certain additional circumstances described in the Merger Agreement, the Company must also pay Parent a $20,000,000 termination fee if the Merger Agreement is terminated in certain specified circumstances while an alternative acquisition proposal to the Merger has been publicly made or communicated to the Board and not withdrawn and, within twelve months following such termination, the Company enters into a definitive agreement with respect to a business combination transaction of the type described in the relevant provisions of the Merger Agreement, or such a transaction is consummated. The Merger Agreement further provides that, upon termination of the Merger Agreement (i) in the event the Company’s stockholders do not approve the Merger, (ii) by Parent in certain circumstances involving a material breach by the Company of any of its representations, warranties or covenants under the Merger Agreement, or (iii) at the Outside Date as a result of the failure of the condition to the Merger that the Company shall have consummated certain divestiture transactions or received a minimum amount of proceeds with respect thereto, the Company will be required to pay to Parent up to $4,000,000 (with respect to clauses (i) and (ii)) or $3,000,000 (with respect to clause (iii)) for expenses incurred by Parent (with such payment credited to any termination fee subsequently paid by the Company). In the event the Merger Agreement is terminated by the Company in certain circumstances involving a material breach by Parent or Merger Sub of any of its representations, warranties or covenants under the Merger Agreement or if Parent fails to consummate the closing within two business days of the date the closing should have occurred under the Merger Agreement, Parent is required to pay the Company a $40,000,000 termination fee.

The Merger Agreement also specifies that Parent shall have sufficient cash available to pay the aggregate Per Share Merger Consideration, as well as other amounts payable by Parent or Merger Sub. Concurrently with the execution of the Merger Agreement, Parent has delivered to the Company a guarantee (the “Guarantee”) executed by SOF-X U.S. Holdings, L.P. (the “Guarantor”) in favor of the Company with respect to certain obligations of Parent and Merger Sub under the Merger Agreement. Furthermore, Parent has delivered to the Company an executed commitment letter from the Guarantor to provide Parent with equity financing to consummate the transaction.

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1 and is incorporated herein by reference. It is not intended to provide any factual information about the Company, Parent or their respective subsidiaries and affiliates. The Merger Agreement contains representations and warranties by each of the parties to the Merger Agreement, which were made only for purposes of that agreement and as of specified dates. The representations, warranties and covenants in the Merger Agreement were made solely for the benefit of the parties to the Merger Agreement; are subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosure schedules; may have been made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts; and are subject to standards of materiality applicable to the contracting parties that may differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Parent or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 3.03.   Material Modifications to Rights of Security Holders.

First Amendment to the Tax Benefits Preservation Plan

In connection with the Merger Agreement and the transactions contemplated thereby, the Company and Computershare Trust Company, N.A. (the “Rights Agent”), have entered into Amendment No. 1 to Tax Benefits Preservation Plan, dated as of April 13, 2017 (the “Plan Amendment”), with respect to the Tax Benefits Preservation Plan (as amended from time to time, the “Plan”) to provide that (i) none of Parent, Merger Sub or any of their “Affiliates” or “Associates” (as such terms are defined in the Plan), individually or collectively, shall be an “Acquiring Person” (as defined in the Plan) under the Plan solely by reason of the public announcement or disclosure, approval, adoption, execution or delivery of the Merger Agreement, the consummation of the Merger or  the consummation of any of the other transactions contemplated by the Merger Agreement (each an “Exempt Event”), (ii) neither a “Stock Acquisition Date” nor a “Distribution Date” (each term as defined in the Plan) shall occur solely as a result of an Exempt Event, (iii) none of Parent, Merger Sub, or any of their Affiliates or Associates, individually or collectively, shall be deemed the “Beneficial Owner” of or shall be deemed to have “beneficial ownership of” or to “beneficially own” (as such terms are defined in the Plan) any shares of the Company Common Stock solely as a result of an Exempt Event, (iv) an Exempt Event shall not be, be deemed to be, or result in a “Section 11(a)(ii) Event” or a “Section 13 Event” (as such terms are defined in the Plan), and (v) the definition of “Expiration Date” has been amended to mean the earliest of (1) the “Final Expiration Date” (as defined in the Plan), (2) the time at which the “Rights” (as defined in the Plan) are redeemed or exchanged as provided in Section 23 and Section 24 of the Plan, (3) the time at which the Board determines that the Plan is no longer necessary or desirable for the preservation of “Tax Benefits” (as defined in the Plan), (4) the close of business on the first day of a taxable year of the Company to which the Board determines that no Tax Benefits, once realized, as applicable, may be carried forward, and (5) immediately prior to the effective time of the Merger (but only if the Merger does occur).

The foregoing description of the Plan Amendment does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Plan Amendment, a copy of which is attached hereto as Exhibit 4.1 and is incorporated herein by reference.

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 23, 2017, the Company announced that David M. Grimm, Chief Administrative Officer, Executive Vice President, General Counsel and Secretary, would retire effective March 31, 2017, after 25 years of service to the Company and its predecessors.  The Company and Mr. Grimm agreed to delay his departure to better facilitate the transition of his duties.  On April 13, 2017, the Company and Mr. Grimm entered into a Separation Agreement and Release (the “Separation Agreement”) pursuant to which Mr. Grimm’s employment with the Company will terminate effective April 14, 2017.

Pursuant to the Separation Agreement, Mr. Grimm has provided a release of claims against the Company and agreed to certain other restrictive covenants and cooperation undertakings and, to further facilitate transitional matters, he also agreed to provide consulting services to the Company on an as-needed basis during the 90-day period following his departure (or if earlier, upon consummation of the Merger or any other change in control of the Company that is effected pursuant to a transaction agreement executed not more than 90 days following his departure) in consideration for a monthly consulting fee of $25,000 (pro-rated as applicable for any partial month of service).  In connection with this departure, the Company agreed (i) to provide Mr. Grimm a lump-sum cash payment of $550,000, (ii) to reimburse him for medical continuation costs for one year and for the cost of converting his Company-provided life and AD&D insurance to a personal policy (provided that such reimbursement obligations will cease to the extent he acquires other employer-provided coverage), and (iii) to reimburse outplacement expenses of up to $25,000 to the extent incurred not more than six months following his departure (such payments and benefits, the “Separation Benefits”).  Moreover, upon consummation of the Merger (or any other change in control of the Company that is effected pursuant to a transaction agreement executed not more than 90 days following his departure), the Company will provide to Mr. Grimm the payments and benefits that would have been provided to him (based on his compensation levels in effect upon his departure) pursuant to the Change in Control/Severance Agreement between him, the Company and Temple-Inland Inc. dated July 15, 2007 if he had experienced a qualifying termination of employment thereunder immediately following consummation of the Merger or other change in control transaction, in any event less the Separation Benefits already provided to him.

The foregoing description of the Separation Agreement is a summary of its terms only and is qualified in its entirety by the full text of the Separation Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 5.03.   Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Sixth Amendment to the Amended and Restated Bylaws

On April 13, 2017, the Board of Directors of the Company approved an amendment to the Company’s Amended and Restated Bylaws (as amended, the “Bylaws”) effective as of that date (the “Bylaw Amendment”). The Bylaw Amendment added a new Article XIV, Forum for Adjudication of Certain Disputes, which provides that, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) derivative actions, (ii) actions for breach of fiduciary duties owed by directors, officers, stockholders, employees, or agents of the Company, or any action asserting a claim for aiding and abetting any such breach of fiduciary duty, (iii) actions arising under any provision of the General Corporation Law of Delaware, the Company’s Certificate of Incorporation, or the Company’s Bylaws, and (iv) actions governed by the internal affairs doctrine. Any person or entity holding, purchasing or otherwise acquiring any interest in shares of capital stock of the Company is deemed to have notice of and consented to the provisions of the Bylaw Amendment.

The foregoing description of the Bylaw Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Bylaw Amendment, a copy of which is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

Item 8.01.   Other Events.

On April 13, 2017, the Company issued a press release announcing the entry into the Merger Agreement. The full text of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.   Financial Statements and Exhibits.

(d)           Exhibits

2.1	Agreement and Plan of Merger, dated as of April 13, 2017, by and among Forestar Group Inc., Terra Firma Merger Parent, L.P. and Terra Firma Merger Sub, L.P.
3.1	Sixth Amendment to the Amended and Restated Bylaws of the Company
4.1	Amendment No. 1 to Tax Benefits Preservation Plan, dated as of April 13, 2017, by and between Forestar Group Inc. and Computershare Trust Company, N.A.
10.1	Separation Agreement and Release, dated as of April 13, 2017, by and between Forestar Group Inc. and David M. Grimm
99.1	Joint Press Release of Forestar and Starwood, issued April 13, 2017

Cautionary Statement Regarding Forward Looking Statements

This document includes “forward-looking statements” within the meaning of the securities laws. The words “will,” “expect,” “believe,” “future” and similar expressions are intended to identify information that is not historical in nature.

This document contains forward-looking statements relating to the proposed transaction between Forestar and Starwood. All statements, other than historical facts, including statements regarding the expected timing of the closing of the transaction; the ability of the parties to complete the transaction considering the various closing conditions; the competitive ability and position of Starwood following completion of the proposed transaction; and any assumptions underlying any of the foregoing, are forward-looking statements. Such statements are based upon current plans, estimates and expectations that are subject to risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved. You should not place undue reliance on such statements.

Important factors that could cause actual results to differ materially from such plans, estimates or expectations include, among others, that (1) one or more closing conditions to the transaction may not be satisfied or waived, on a timely basis or at all, including that the required approval by the shareholders of Forestar may not be obtained; (2) there may be a material adverse change of Forestar or the business of Forestar may suffer as a result of uncertainty surrounding the transaction; (3) the transaction may involve unexpected costs, liabilities or delays; (4) legal proceedings may be initiated related to the transaction; (5) changes in economic conditions, political conditions, changes in federal or state laws or regulation may occur; and (6) other risk factors as detailed from time to time in Forestar’s reports filed with the Securities and Exchange Commission (the “SEC”), including Forestar’s Annual Report on Form 10-K for the year ended December 31, 2016 which is available on the SEC’s Web site (www.sec.gov). There can be no assurance that the merger will be completed, or if it is completed, that it will close within the anticipated time period or that the expected benefits of the merger will be realized.

Neither Forestar nor Starwood undertakes any obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

Additional Information and Where to Find It

In connection with the proposed merger transaction, Forestar intends to file relevant materials with the SEC, including a preliminary proxy statement on Schedule 14A. Following the filing of the definitive proxy statement with the SEC, Forestar will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the proposed merger. INVESTORS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain the proxy statement, as well as other filings containing information about Forestar, free of charge, from the SEC’s Web site (www.sec.gov). Investors may also obtain Forestar’s SEC filings in connection with the transaction, free of charge, from Forestar’s Web site (www.forestargroup.com) under the link “Investor Relations” and then under the link “Financial and SEC Reporting” and then under the tab “SEC Filings,” or by directing a request to Forestar, Charles D. Jehl, Chief Financial Officer.

Participants in the Merger Solicitation

The directors, executive officers and employees of Forestar and other persons may be deemed to be participants in the solicitation of proxies in respect of the transaction. Information regarding Forestar’s directors and executive officers is available in its definitive proxy statement for its 2017 annual meeting of stockholders filed with the SEC on March 28, 2017. This document can be obtained free of charge from the sources indicated above. Other information regarding the interests of the participants in the proxy solicitation will be included in the proxy statement when it becomes available. This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORESTAR GROUP INC.

Dated: April 13, 2017	By:	/s/ Charles D. Jehl
Name: Charles D. Jehl
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of April 13, 2017, by and among Forestar Group Inc., Terra Firma Merger Parent, L.P. and Terra Firma Merger Sub, L.P.
3.1	Sixth Amendment to the Amended and Restated Bylaws of the Company
4.1	Amendment No. 1 to Tax Benefits Preservation Plan, dated as of April 13, 2017, by and between Forestar Group Inc. and Computershare Trust Company, N.A.
10.1	Separation Agreement and Release, dated as of April 13, 2017, by and between Forestar Group Inc. and David M. Grimm
99.1	Joint Press Release of Forestar and Starwood, issued April 13, 2017